UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2005

Fulton Bancshares Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	33-85626	25-1598464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Lincoln Way East, McConnellsburg, Pennsylvania		17233
(Address of principal executive offices)		(Zip Code)

(717) 485-3144

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FULTON BANCSHARES CORPORATION

CURRENT REPORT ON FORM 8-K

ITEM. 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 29, 2005, the Board of Directors of Fulton Bancshares Corporation (“Corporation”) (“Board”) engaged George W. Millward, age 55, as the Interim President and Chief Executive Officer of the Corporation’s wholly owned subsidiary, The Fulton County National Bank and Trust Company (“Bank”).  Subject to final regulatory approval, Mr. Millward will become the Interim President and Chief Executive Officer of the Bank until the Board completes its search for a permanent replacement.  Mr. Millward will be part of the senior management team of the Bank, currently composed of David W. Cathell, age 50, who became the senior executive officer and Chief Financial Officer of the Bank and the Corporation on March 7, 2005.  Mr. Millward has also received provisional approval to act as the Interim President and Chief Executive Officer of the Corporation.

Mr. Millward has over 30 years of banking and management consulting experience.  He owns Millward Consulting LLC, Mohnton, PA, a management consulting company focused on the banking and financial services industries, and is lead outside director of Valley Forge Capital Advisors, a registered investment advisory company.  He served as Interim President and CEO of Luzerne National Bank, Luzerne, PA, for a 6 month period in 2002-2003.  From 1998 through 2001, he was Managing Director of Administration and Technology of Millennium Bank, and was Executive Vice President at Meridian Bank and CoreStates Bank from 1992 through 1996.  He has also been a management consultant with Coopers & Lyband and KPMG.  Mr. Millward is a graduate of The University of Iowa, Iowa City, Iowa, with an MBA in Finance.  He is a member of the Pennsylvania Bankers Association, the Pennsylvania Association of Community Bankers and the Institute of Management Consultants (IMC), and serves on the Board of Directors of IMC’s Philadelphia Chapter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

FULTON BANCSHARES CORPORATION.

Date: September 9, 2005	By:	/s/ George W. Millward
Title: Interim President and Chief Executive Officer